EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2017 Conference Call
August 4, 2017
10:00 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2017 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 3, 2017 and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2017 with the second quarter of 2016.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s results. Our second quarter comparable RevPAR growth for all hotels not under renovation was 1.4%, and we delivered strong Hotel EBITDA flow-through of 52%.

This management team has a long track record since our IPO of creating shareholder value, and over the years, we have worked on various ways to maximize the value of our existing assets while also looking for accretive hotel investment opportunities and maintaining capital markets discipline. We believe shareholders have benefited from our efforts since our IPO given that Ashford Trust has achieved an estimated 147% total shareholder return compared to a 107% return for our peers as of yesterday’s close. Key to that outperformance is the exceptionally high level of alignment that is created by our 19% insider ownership, which is among the highest in the hotel REIT space and approximately eight times the peer average.

Our strategy remains focused in our effort to create shareholder value. We will continue to own predominantly upper-upscale full-service hotels, opportunistically recycle capital, target net debt to gross assets of 55% to 60% and maintain a cash and cash equivalents balance between 25% to 35% of our equity market capitalization for financial flexibility. We believe this excess cash balance provides a hedge in uncertain economic times as well as providing dry powder to capitalize on attractive investment opportunities as they arise.

During the quarter, there were a number of transactions that we completed to further our strategy and create additional value in our platform. We announced that in connection with the redevelopment of the Nashville Convention Center, we entered into an agreement with the developers of the project to acquire a permanent fee interest in our meeting space at the hotel. Jeremy will give an update on this project later in the call. Second, in conjunction with this agreement, we refinanced the mortgage loan on the Renaissance Nashville and Westin Princeton which should ultimately result in approximately $70 million of excess proceeds. Also, we refinanced our loan on the Hotel Indigo Atlanta which addressed our final 2017 maturity. Deric will provide more details on these two financings. Next, we completed the conversion of the Marriott DFW from brand-managed to a franchise agreement, and installed Remington as the manager of the property. Given Remington’s long-term success of delivering superior operating performance at properties where it takes over management, we are excited about the opportunities and potential upside at this property. During the quarter, we also completed the sale of the 495-room Crowne Plaza Ravinia in Atlanta, Georgia for $88.7 million. The transaction demonstrates our value-add approach given this was an opportunity for us to sell this hotel at a very attractive trailing 12-month cap rate of 5.6% on net operating income and a trailing 15.3x EBITDA multiple. Additionally, with a RevPAR of $84 that is well below our portfolio average, the sale should improve our overall RevPAR while also freeing up capital that can potentially be recycled into upper upscale, full-service assets or for other general corporate purposes. Collectively, we hope these types of strategy executions remind investors of the potential value we can create with assets in our portfolio.

Looking ahead, we have a high-quality, well-diversified portfolio and we’re committed to maximizing value for our shareholders as we focus on generating solid operating performance, continuing to be opportunistic on transactions and proactively managing our balance sheet.

Before turning the call over to Deric, I would like to mention that we have our upcoming Investor Day in New York on October 3. Details for the event will be distributed shortly and we look forward to seeing you there.

I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the second quarter of 2017, we reported a net loss attributable to common stockholders of $772,000 or $0.01 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.52.

Adjusted EBITDA totaled $125.5 million for the quarter.

At the end of the quarter, we had total assets of $4.8 billion. We had $3.7 billion of mortgage debt with a blended average interest rate of 5.7%. At the end of the quarter, our debt was 12% fixed rate and 88% floating rate, all of which have interest rates caps in place. All of our debt is non-recourse, property level debt, and we have a well-laddered maturity schedule. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $514 million.

As of June 30, 2017, our portfolio consisted of 120 hotels with 25,028 net rooms.

Our share count currently stands at 117.6 million fully diluted shares outstanding, which is comprised of 97.4 million shares of common stock and 20.2 million OP units. We have 21.3 million OP units, but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 20.2 million shares of common stock.

With regards to dividends, the Board of Directors declared a second quarter 2017 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 7.8% dividend yield, one of the highest in the hotel REIT space. Our dividend policy does not commit the Company to declare future dividends and the Board will continue to review the dividend policy on a quarter-to-quarter basis.

On the capital markets front, during the quarter, we refinanced a mortgage loan with an existing outstanding balance totaling approximately $104 million. The previous mortgage loan that was refinanced was secured by the Westin Princeton and Renaissance Nashville hotels. The new non-recourse loan for the same two properties totals $181 million consisting of an initial advance of $165 million with future advances totaling $16 million as reimbursement for capital expenditures. The new loan has a five-year term and provides for a floating interest rate of LIBOR + 3.00%. The loan is interest only until July 2020 with $750,000 quarterly amortization thereafter. After closing costs, reserves, and the full funding of the loan, the Company expects to realize excess proceeds of approximately $70 million on the refinancing.

Additionally, we refinanced the mortgage loan secured by the Hotel Indigo Atlanta Midtown with an existing outstanding balance totaling approximately $15.6 million. The new non-recourse loan totals $16.1 million with a three-year term and two, one-year extension options subject to the satisfaction of certain conditions. The loan, which is interest only for the first two years with a 30-year amortization schedule based on a 6% interest rate starting in the third year, provides for an interest rate of LIBOR + 2.90%.  Looking ahead, we believe we have an attractive maturity schedule with the next hard maturity in January 2018, a loan which we are currently addressing, after which we do not have another hard maturity until February 2019.

This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

During the quarter, comparable RevPAR for all hotels not under renovation grew by 1.4%. This quarter’s performance was impacted by softness in the Houston, Dallas, Atlanta, Minneapolis and Tampa markets. Additionally, the shift of Easter into the second quarter had a negative impact on the overall portfolio. Also, during the quarter, we had more total rooms in our portfolio impacted by renovation than during the same quarter last year which contributed to 0.5% RevPAR growth for the entire portfolio. During the quarter our portfolio increased market share as compared to its competitive sets by 100 basis points. Year-to-date, comparable RevPAR growth for those hotels not under renovation has been 2.8%, with Hotel EBITDA flow-through of 58%. Room nights for our retail segment increased in the second quarter while the digital channels grew as well.

We are continually identifying opportunities to create value throughout our portfolio. To that end, on May 24, we converted the Marriott DFW Airport in Irving, Texas, from brand-managed to franchise-managed and installed Remington as manager of the property. We believe the conversion to Remington management provides meaningful and significant upside as Remington will add value through both sales initiatives and enhanced cost controls. Remington also sees an opportunity to grow occupancy through weekend group business and working with the local Irving Convention & Visitors Bureau. Despite the disruption to operations caused by a management conversion, the property still managed to achieve 52% Hotel EBITDA flow-through for the second quarter and we expect that operating efficiency should improve further going forward.

On our last call, I mentioned that the Renaissance Nashville was about to begin a significant transformation given the $400 million redevelopment of the adjoining Nashville Convention Center that will result in new demand generators for our hotel and additional premium meeting space. This project will bring the total meeting space available at our hotel to approximately 75,000 square feet that will ultimately be owned fee simple, compared to the current situation in which approximately 13,000 square feet is owned fee simple, and approximately 48,000 square feet is subject to a ground lease. As part of this transaction we plan to spend approximately $20 million to renovate the new space. We are very excited about this re-development and additional meeting space and believe the Renaissance will be very well positioned in that market going forward.

I would also like to highlight the strong post-acquisition results of our W Atlanta Downtown Hotel, which we acquired in the third quarter of 2015. With the change in ownership and with the same property management team in place, this Marriott-managed property experienced a substantial increase in profitability in 2016 during its first full year in our portfolio. This success has continued in 2017 as year-to-date, Hotel EBITDA flow-through has been 114%, with 5.3% Hotel EBITDA growth and margin growth of 312 basis points. On a trailing twelve-month basis, Hotel EBITDA flow-through has been 217% and margins have improved 414 basis points. This performance is a direct result of our quick implementation of several value-add opportunities. Most recently, by bringing the operation of the restaurant in-house, we improved food and beverage margins by 811 basis points during the second quarter. We believe this property’s performance further validates the Ashford asset management team’s ability to add significant value following acquisitions, even in situations where the existing brands and manager remain in place.

During the quarter, we also saw very strong results from our portfolio of hotels in the Boston market. We own three hotels in the Boston area, one of our highest RevPAR markets. During the second quarter, the Boston portfolio grew RevPAR 11.2%, with 8.8% occupancy growth and 2.2% rate growth, which represented a 660 basis point gain versus the market. Hotel EBITDA flow-through was 52% and Hotel EBITDA increased $981,000, or 11.2%, for the quarter.

During 2017, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $200 million in capital expenditures during the year, including major guestroom renovations at Hilton Boston Back Bay, Marriott Crystal Gateway, Renaissance Palm Springs, and Ritz Carlton Atlanta. In addition to the guestrooms renovations, we will complete a comprehensive lobby and restaurant repositioning at Hyatt Regency Savannah. As I mentioned earlier, we will also make significant capital investments at the Renaissance Nashville to redevelop the adjoining Nashville Convention Center into premium meeting space, as well as to start to renovate the lobby and restaurant.

This concludes our prepared remarks, and we will now open the call up to your questions.

Douglas Kessler

Thank you for joining today’s call. We look forward to speaking with you again next quarter and also seeing you at our Investor Day on October 3rd in New York.

4